Exhibit 10.1

COVENTRY HEALTH CARE, INC.

MID-TERM EXECUTIVE RETENTION PROGRAM

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PROGRAM

1.01       Establishment of the Program. Coventry Health Care, Inc. (the "Company") desires to adopt and establish an executive retention program for a select group of its key management and highly compensated employees and their beneficiaries, to be administered pursuant to the Coventry Health Care Inc. 2004 Incentive Plan (the “2004 Incentive Plan”). The 2004 Incentive Plan has been approved by the Company’s shareholders. By execution of this document, the Company shall create a Program known as the "Coventry Health Care, Inc. Mid-Term Executive Retention Program" which shall be effective as of July 1, 2006 (the "Effective Date").

1.02            Purpose. The purpose of the Program is to attract and retain senior executive officers possessing outstanding ability and to motivate such officers to achieve corporate and individual goals by means of long-term incentives.

1.03        Administration. The Program shall be administered by the Administrative Committee. Awards to Covered Officers will be made pursuant to the 2004 Incentive Plan. The granting and vesting of Awards to Covered Officers are governed by the terms of the 2004 Incentive Plan: in the event of any inconsistency between the terms of this Program with respect to such Awards and the 2004 Incentive Plan, the terms of the 2004 Incentive Plan shall govern. This Program sets forth provisions governing the payment of any Award to a Covered Officer that has vested pursuant to the terms of the 2004 Incentive Plan, including provisions that permit Covered Officers to elect to defer payment of an Award.

It is the intention of the Company that the Program meet all of the requirements necessary or appropriate to be an unsecured retention and deferred compensation program for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l), which is not a qualified retirement plan under the Code. It is the further intention of the Company that all Awards hereunder to Covered Officers shall qualify for the “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Code, and that all provisions of this Program governing the payment of Awards shall satisfy the requirements of Section 409A of the Code. All provisions hereof shall be interpreted accordingly.

ARTICLE II

DEFINITIONS

As used in the Program:

2.01        "Accounts" shall mean the Company Cash Account and Company Stock Account maintained by the Administrative Committee under Articles IV and V or any other section of the Program to reflect a Participant's interest (or the undistributed interest of a Beneficiary) under the Program to the extent such Account has been created for a Participant or Beneficiary.

2.02        "Administrative Committee" shall mean the committee provided for in Section 15.01 hereof.

2.03        "Award" shall mean the Company Cash Allocation and Company Stock Allocation credited to a Participant’s Accounts for a Program Year.

2.04        "Beneficiary" shall mean any person, persons and/or entity entitled to receive benefits which are payable pursuant to Article XII hereof upon or after a Participant's death.

2.05        "Bonus" shall mean amounts paid to a Participant under the annual bonus program of the Employer during the one year period immediately prior to the Effective Date and for each Program Year thereafter but shall not include amounts paid under the Program.

2.06        "Calendar Year" shall mean January 1 through December 31.

2.07       "Change in Control" shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as set forth below.

2.07(1)                Change in Ownership of the Company. A change in the ownership of the Company occurs on the date when any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph 2.07(1) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

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2.07(2)              Change in Effective Control of the Company. A change in the effective control of the Company occurs on the date when either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty five percent (35%) or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control the Company as described in this paragraph 2.07(2), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Control of the Company.

2.07(3)               Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date when any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this paragraph when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C).

The definition of “Change in Control” in the Program is intended to conform to the definition of “change in control” under Code Section 409A, and shall be interpreted in a manner consistent with that intent. Accordingly, for example, the principles set forth in regulations or other guidance interpreting Code Section 409A shall be applied in determining stock ownership, whether persons are acting as a group, whether multiple events are considered together, and any other matter relevant to the definition of “Change in Control.”

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2.08       "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provisions thereto.

2.09       "Company" shall mean Coventry Health Care, Inc. or any company that is a successor thereto as a result of a merger, consolidation, liquidation, transfer of assets or other reorganization.

2.10       "Company Cash Account" shall mean the Account maintained for each Participant to record the amounts of the Company Cash Allocation credited to the Participant pursuant to Section 4.01 hereof, as adjusted in accordance with the provisions of the Program.

2.11       "Company Cash Allocation" shall mean the amounts credited to the Participant in the Company Cash Account by the Company in accordance with Section 4.01 hereof.

2.12       "Company Stock Account" shall mean the Account established for each Participant to record the amounts credited to the Participant pursuant to Section 5.01 hereof.

2.13       "Company Stock Allocation" shall mean the stock credits, equal in value to the price of the Company's common stock, credited to the Participant in the Company Stock Account by the Company in accordance with Section 5.01 hereof.

2.14        "Compensation" shall mean the Salary and Bonus paid to the Employee, including amounts that are not includible in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

Compensation shall not include the following:

2.14(1)     Amounts credited or paid under the Program or deferred into a Participant’s Account.

2.14(2)   Amounts included in an Employee's income for federal income tax purposes upon the exercise of a non-qualified stock option or upon receipt or vesting of any restricted stock or other property.

2.14(3)   Amounts included in an Employee's income for federal income tax purposes upon the sale, exchange or disposition of stock acquired upon exercise of an incentive stock option.

2.14(4)    Any expense allowance, car allowance, fringe benefits (cash and non-cash), non-cash payments, reimbursed expenses, group-term life insurance or excess group-term life insurance, contributions by the Company to any Supplemental Executive Retirement Plan (SERP) or 401(k) plans or other similar items which are not included in the Participant's Salary (other than bonuses), whether or not such amounts are includible in the Employee's gross income.

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2.15        “Covered Officer” shall have the meaning set forth in the 2004 Incentive Plan.

2.16      "Deferred Distribution Date" shall mean the date as of which the Participant has elected to receive a distribution of the deferred portion of the Participant’s Accounts, as specified in the Participant’s written deferral election pursuant to Section 7.03.

2.17       "Disability" shall mean disability as determined by the Administrative Committee pursuant to Section 11.02.

2.18        "Effective Date" shall mean July 1, 2006.

2.19       "Eligible Employee" shall mean those Employees who are selected for participation in the Program by the Administrative Committee of the Program.

2.20       "Employee" shall mean any person who is employed by one or more Employers, and is on an Employer's payroll.

2.21       "Employer" shall mean the Company or any affiliated company or subsidiary of the Company that adopts the Program with the Company’s consent.

2.22      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any Section of ERISA shall include any successor provision thereto.

2.23       "Model Portfolio" shall mean the investment vehicles established by the Company for the purpose of crediting earnings or losses to Company Cash Accounts.

2.24      "Participant" shall mean an Eligible Employee who participates in the Program as provided in Article III hereof, or a former Eligible Employee whose Accounts have not yet been forfeited or distributed in full.

2.25      "Performance Period" shall mean a period over which performance is to be measured. Unless otherwise designated by the Administrative Committee, the Performance Period shall be the Calendar Year.

2.26       "Program" shall mean this Coventry Health Care, Inc. Mid-Term Executive Retention Program as set forth in this document, and as hereafter amended.

2.27       "Program Year" shall mean the twelve (12) consecutive month period ending on June 30.

2.28      "Salary" shall mean the annual base salary paid to a Participant according to the Company's normal payroll practices computed immediately prior to the Effective Date and on each June 30 thereafter.

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2.29      "Separation From Service" shall mean a Participant’s termination of employment with the Company and its affiliates that is a "separation from service" for purposes of Section 409A of the Code.

2.30      "Service Period" shall mean a period of three (3) consecutive Program Years during which a Participant must perform substantial services (except as otherwise provided in Section 6.01 with respect to death, involuntary termination, and Change in Control or in Article XI with respect to Disability) for an Employer in order to earn a vested right to an Award. Service Periods shall overlap, and no more than one Service Period shall begin during any Calendar Year.

2.31      "Specified Employee" shall mean an officer of an Employer with annual compensation greater than $130,000 (indexed), a five percent (5%) owner of an Employer, or a one percent (1%) owner of an Employer with annual compensation greater than $150,000 (indexed), determined in each case in accordance with Code Section 409A. If the Employers have (in the aggregate) more than 50 officers whose compensation exceeds $130,000 (indexed), only the 50 highest-paid officers shall be considered “Specified Employees.” If an individual meets the definition of “Specified Employee” at any time during a Calendar Year, the individual shall be a “Specified Employee” during the 12-month period beginning on the following April 1.

2.32       "Termination For-Cause" shall mean termination of employment with an Employer resulting from (i) a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or (ii) a Participant's willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any Employer.

2.33      "Termination Not-for-Cause" shall mean the termination of employment with an Employer (where the Employee does not remain employed by the Company or any affiliated company or subsidiary of the Company), whether voluntary or involuntary, other than by reason of the Participant's Death or Termination For-Cause as defined herein.

2.34       "Unforeseeable Emergency" shall mean (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that would constitute an “unforeseeable emergency” within the meaning of Code Section 409A.

2.35	"Valuation Date" shall mean the last day of the respective month.

2.36	"Valuation Period" shall mean a calendar month.

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ARTICLE III

REQUIREMENTS FOR ELIGIBILITY AND PARTICIPATION

3.01       Eligibility. Each Eligible Employee in the employ of the Company on the Effective Date shall become a Participant on the Effective Date, subject to the provisions of Section 3.03. Any Employee who first becomes an Eligible Employee after the Effective Date shall become a Participant on the date he or she becomes an Eligible Employee, subject to the provisions of Section 3.03.

3.02      Cessation of Eligible Employee Status. If any Participant who does not incur a Termination of Employment ceases to be an Eligible Employee as defined in Section 2.19 hereof, then during the period that such Participant is not an Eligible Employee: (i) such Participant shall not receive any further allocation of any Company Contributions, if any, under the Program, (ii) such Participant shall continue to vest in prior Awards as provided in Article VI hereof, and (iii) such Participant's Account shall continue to be adjusted as provided in Article X hereof.

3.03       Participation in the Program. Each Eligible Employee shall become a Participant only after receiving a notification letter, which shall define the Company Cash Allocation credited to the Company Cash Account and the Company Stock Allocation credited to the Company Stock Account for such Participant, and the performance goals and targets applicable to each such Award for the Performance Period.

3.04       Participation in Performance Periods. Eligible Employees shall be selected separately for each Performance Period. The fact that a Participant has been designated as an Eligible Employee for one Performance Period does not give the Participant the right to be designated as an Eligible Employee for any subsequent Performance Period, nor does it preclude the Participant from being designated as an Eligible Employee for a subsequent Performance Period.

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ARTICLE IV

COMPANY CASH ALLOCATIONS

4.01     Company Cash Allocation. As of the first day of each Program Year, the Company will make a Company Cash Allocation to the Program for an Eligible Employee as disclosed in the notification letter. The Company Cash Allocation for each Participant and the performance targets to which such Awards are subject will be determined by the Administrative Committee and approved by the Compensation Committee prior to the beginning of the Program Year and during the first 90 days of the Performance Period, and a notification letter will be issued to each Participant evidencing such allocation and performance criteria. The Company Cash Allocation for the Covered Officers shall be determined by the Compensation Committee for each Program Year and shall be subject to the performance goals adopted by the Compensation Committee. Subject to any lower limitation set forth in the 2004 Incentive Plan, the maximum Company Cash Allocation for the Chief Executive Officer will be fifty-five percent (55%) of Compensation for the last Calendar Year ending before the Performance Period and forty percent (40%) for the President and Executive Vice Presidents. The maximum Company Cash Allocation for any other Eligible Employee shall be twenty-five percent (25%) of Compensation for the last Calendar Year ending before the Performance Period.

ARTICLE V

COMPANY STOCK ALLOCATIONS

5.01     Company Stock Allocation. On the first day of each Program Year, each Participant will be eligible to receive additional credits to his or her Company Stock Account in an amount equal to the number of shares determined by dividing thirty-five percent (35%) of the Participant’s Company Cash Allocation for that Program Year by the average closing stock price for the Company’s common stock as indicated on the NYSE for the ten (10) consecutive trading days prior to the date of the contribution. Credits to the Company Stock Accounts of Participants shall be subject to the Company’s attainment of performance goals and targets set by the Compensation Committee for the Performance Period.

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ARTICLE VI

VESTING OF ACCOUNTS

6.01      Vesting of Participant's Accounts. Except as provided below with respect to accelerated vesting in the event of death, involuntary termination, or Change in Control, and as provided in Article XI with respect to Disability, a Participant’s Company Cash Allocation and Company Stock Allocation for any Program Year shall become vested only if (i) the Company attains the relevant performance targets for the Performance Period that includes the first day of the Program Year, and (ii) the Participant provides substantial services as an Employee during the entire three-year Service Period beginning on the first day of the Program Year. A Participant’s Award shall become one hundred percent (100%) vested at the end of the Service Period if the conditions described in the preceding sentence are satisfied, provided that the Participant is still an Employee on the last day of the Service Period. Except as provided below in Section 6.01(1) and Section 6.01(2), a Participant’s Award shall be forfeited if the performance targets are not satisfied by the end of the relevant Performance Period, or if the Participant ceases to be an Employee before the end of the relevant Service Period. Earlier vesting of an Award shall occur upon the earliest of the following circumstances, unless such Award has previously been forfeited on account of the Company’s failure to meet the performance targets related thereto:

6.01(l)      Accelerated Vesting in the Event of a Change in Control. In the event of a Change in Control, each Participant's Accounts shall vest in full as of the date of the Change in Control.

6.01(2)     Accelerated Vesting in the Event of a Participant's Death or Involuntary Termination Not-for-Cause. In the event of a Participant's Death, the Participant's Accounts will vest in full as of the date of Participant's Death. In the event of a Participant's involuntary Termination Not-for-Cause (as defined herein) after the end of the Performance Period for an Award but before the end of the Service Period for the Award, the Participant's Award will vest in full as of the date of Participant's involuntary Termination Not-for-Cause. Any Award for which the Performance Period has not yet been completed (or for which the performance targets have not been satisfied) at the time of the Participant’s involuntary Termination Not-for-Cause shall be forfeited in its entirety.

6.02       Forfeiture of Participant's Accounts. In the event of a Participant's voluntary Termination Not-for-Cause, or Termination For-Cause, the portion of the Participant's Accounts that has not previously vested will be forfeited in its entirety. Any forfeiture under this Article VI will not be reallocated among other Program Participants but may be applied to future Company Cash Allocations and Company Stock Allocations (subject to the maximum limits on those allocations under the 2004 Incentive Plan and this Program).

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ARTICLE VII

ELECTION TO DEFER DISTRIBUTION

7.01       Deferrals. A Participant may elect to defer up to one hundred percent (100%) of his or her Company Cash Allocation or Company Stock Allocation (or both) for any Program Year. The deferred Award will be credited with gains and losses consistent with the performance of the Account to which it is credited, as provided in Article X, until the Deferred Distribution Date.

7.02       Timing of Deferral Election. A Participant must make a deferral election before the applicable deadline set forth below.

7.02(1) General Election Deadline. Except as provided in Section 7.02(2) with respect to a Participant’s first year of eligibility under the Program or in Section 7.02(3) with respect to an Award made after a Participant has suffered a Disability, a Participant must make a deferral election with respect to any Award before the first day of the Program Year for which the Award is made (or before any earlier election deadline established by the Administrative Committee).

7.02(2) First Year of Eligibility. If a Participant is designated as an Eligible Employee after the first day of the Program Year, the Participant may make a deferral election with respect to any Award for the current Program Year within thirty (30) days after the date on which he or she is designated an Eligible Employee.

7.02(3) Disability. If a Participant receives an Award after the Participant has suffered a Disability, the Participant must make any deferral election with respect to the Award not later than the end of the Calendar Year preceding the first day of the Program Year for which the Award is made.

7.03       Form of Deferral Election. All deferral elections must be in writing, in a form prescribed by the Administrative Committee; must specify the portion of the Company Cash Allocation and the Company Stock Allocation that the Participant wishes to defer; and must designate a Deferred Distribution Date. The Deferred Distribution Date may be (i) a specific date not more than ten (10) years after the last day of the Service Period for the Award, (ii) the date of the Participant’s Separation From Service, or (iii) the earlier of a specific date described in clause (i) or the date of the Participant’s Separation From Service. The same Deferred Distribution Date shall apply to all deferred Awards with respect to Service Periods ending before the Deferred Distribution Date.

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7.04       Applicability of Deferral Election. If an Award does not vest, the non-vested Award shall be forfeited and any deferral election with respect to the Award shall not become effective. If an Award vests for any reason less than 12 months after the date of the Participant’s deferral election, the deferral election for that Award shall not become effective and the Award shall be paid pursuant to Section 8.01; but any deferral election made at least 12 months before the vesting date for an Award (and any deferral election made by a disabled Employee pursuant to Section 7.02(3)) shall remain in effect.

7.05       Payment Upon Change in Control. In the event of a Change in Control of the Company, all deferral elections shall be canceled automatically and the Participant’s deferred Accounts shall be distributed in full thirty (30) days after the Change in Control.

7.06       Deferral Elections Irrevocable. Except to the extent that a change in any aspect of a deferral election is expressly permitted or required under the Program, a Participant’s deferral election with respect to any Award shall be irrevocable on and after the deadline for making the deferral election under Section 7.02.

ARTICLE VIII

ACCOUNT DISTRIBUTIONS

8.01       Award Distribution. If a Participant does not elect to defer receipt of his or her Award (or the election becomes ineffective as provided in Section 7.04), the portion of the Participant’s Award that is not deferred will be distributed in full thirty (30) days after becoming vested. Any Death Benefit under this Program shall be payable to the Beneficiary most recently designated by a Participant in accordance with Section 12.02 below.

8.02       Distribution of Deferred Accounts. If a Participant makes a valid election to defer receipt of all or a portion of his or her Accounts in accordance with Article VII, the Accounts shall be distributed on the Participant’s Deferred Distribution Date, except as provided in Section 7.05 with respect to a Change in Control, in Section 12.01 with respect to the Participant’s death, and in Section 13.02 with respect to Specified Employees.

8.03       Hardship Distribution. If a Participant incurs a severe financial hardship as a result of an Unforeseeable Emergency, the Participant may request a distribution from his deferred Accounts of an amount that does not exceed the sum of (i) the amount necessary to satisfy the emergency and (ii) the amount necessary to pay taxes reasonably anticipated as a result of the distribution. The amount necessary to satisfy the emergency and to pay the related taxes shall be determined after taking into account the extent to which the financial hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

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8.04        Form of Distribution. The Participant's Company Cash Account and Company Stock Account will be distributed in cash. The value of a Participant's Company Stock Account shall be determined based on the average closing stock price for the Company's common stock as indicated on the NYSE for the ten (10) consecutive trading days prior to the last Valuation Date that falls on or before the vesting date (in the case of an Award distributed within thirty (30) days after becoming vested) or that falls before the distribution date (in the case of a deferred Award).

ARTICLE IX

SOURCE OF PAYMENTS OF DEFERRED COMPENSATION

The Program is a non-qualified, unfunded, unsecured, deferred compensation program. Therefore, all benefits owing under the Program shall be paid out of the Company's general corporate funds, which are subject to the claims of creditors. Neither the Participant nor any Beneficiary shall have any right, title or interest whatever, or any claim, preferred or otherwise, in or to any particular asset of the Company as a result of participation in this Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Company.

ARTICLE X

VALUATION OF ACCOUNTS

10.01     Participants' Accounts. The Administrative Committee shall establish and maintain a Company Cash Account and Company Stock Account for each Participant. Each Account shall reflect the credits, charges, and forfeitures allocable thereto in accordance with the Program. The Administrative Committee shall maintain records that will adequately disclose at all times the state of each separate Account hereunder. The books, forms and methods of accounting shall be entirely subject to the supervision of the Administrative Committee.

10.02	Periodic Determination of Participants' Accounts.

10.02(1)  Allocation of Net Earnings and Adjustments in Value of the Accounts. The net earnings or losses of the Accounts under the Program for a particular Valuation Period shall be determined on the basis of the earnings for such Valuation Period. Participants will be credited with earnings or losses on their Company Cash Account in amounts equal to the earnings or losses on a Model Portfolio as established by the Company. To the extent necessary under Section 162(m) of the Code, credits of such earnings shall be deemed to be an additional grant separate from the original performance-based grant to the Cash Account. The value of a Participant's Company Stock Account shall be determined based on the closing stock price for the Company's common stock as indicated on the NYSE for the last trading day on or immediately prior to the Valuation Date.

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10.02(2)   Computations. All of the computations required to be made under the provisions of Article X, when made, shall be conclusive with respect thereto and shall be binding upon all the Participants, Beneficiaries, and all other persons.

ARTICLE XI

DISABILITY BENEFITS

11.01     Disability Benefits. If a Participant suffers a Disability, such Participant may remain an Eligible Employee and a Participant for all purposes under the Program, including receipt of future Company Cash Allocations and Company Stock Allocations. Payments to a Participant who has suffered a Disability shall be made at the time and in the manner provided in Article VIII hereof.

11.02     Determination of Disability. The Administrative Committee shall determine whether a Participant has suffered a Disability based upon proof thereof which the Participant must provide to the Administrative Committee, and its determination in that respect is binding upon the Participant.

ARTICLE XII

DEATH BENEFITS

12.01      Death Benefits. Upon the death of a Participant while in the employ of an Employer, his or her Beneficiary, determined in accordance with Section 12.02 hereof, shall receive the full amount credited to his or her Company Cash Account and Company Stock Account valued as of the Valuation Date coinciding with or immediately preceding the date on which the Participant dies. The Administrative Committee may require proper proof of death.

Payments resulting from the death of a Participant shall be made at the time and in the manner provided in Article VIII hereof. If a Participant has elected to defer all or a portion of his or her Accounts, the Deferred Distribution Date shall not apply in the event of the Participant’s death, and the Participant’s Accounts shall be distributed to his or her Beneficiary within 30 days after the Participant’s death.

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12.02     Designation of Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries, and contingent Beneficiary or Beneficiaries, if desired, to receive his or her interest hereunder in the event of his or her death, but the designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed with the Administrative Committee on the form provided therefor. If the deceased Participant failed to name a Beneficiary in the manner herein prescribed, or the Beneficiary or Beneficiaries so named predecease the Participant, the amount, if any, which is payable hereunder in respect of such deceased Participant shall be paid to the legal representative or representatives of the estate of the deceased Participant. Any payment made to any person pursuant to the power and discretion conferred upon the Administrative Committee by the preceding sentence shall operate as a complete discharge of all obligations under the Program in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. A Participant may from time to time change any Beneficiary previously designated by him or her without notice to such Beneficiary, under such rules and regulations as the Administrative Committee may from time to time promulgate, but the last Beneficiary designation filed with the Administrative Committee shall control.

ARTICLE XIII

EMPLOYMENT TERMINATION BENEFITS

13.01     Unvested Awards. In the event a Participant voluntarily terminates his or her employment, or experiences a Termination For-Cause by an Employer, at any time prior to the date he or she becomes vested in his or her Award, no benefits will be paid to the Participant or any Beneficiary under this Program with respect to the unvested Award.

13.02     Vested Accounts. Upon the Participant’s Separation From Service for any reason at any time following the date when the Participant became vested in all of part of his or her Accounts, any portion of the Accounts that is not subject to a deferral election shall be paid pursuant to Section 8.01. If a Participant has made a valid election to defer all or a portion of the Participant’s vested Accounts, the deferred Accounts shall be paid on the Participant’s Deferred Distribution Date, except as provided in Section 12.01 and in the following sentence. If the date of the Participant’s Separation From Service is the Participant’s Deferred Distribution Date, and the Participant is a Specified Employee on the date of his or her Separation From Service, the Participant’s deferred Accounts shall be paid six (6) months after the date of the Participant’s Separation From Service. The preceding sentence is designed to comply with Code Section 409A, and it shall delay the distribution of the Participant’s Accounts only to the extent necessary to comply with Code Section 409A.

ARTICLE XIV

MISCELLANEOUS PROVISIONS RESPECTING PARTICIPANTS

14.01	Participants to Furnish Required Information.

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14.01(1)  Each Participant shall furnish to the Administrative Committee such information as the Administrative Committee considers necessary or desirable for purposes of administering the Program, and the provisions of the Program respecting any payments hereunder are conditional upon the Participant's furnishing promptly such true, full and complete information as the Administrative Committee may reasonably request.

14.01(2)  Any notice or information which, according to the terms of the Program or the rules of the Administrative Committee, must be filed with the Administrative Committee, shall be deemed so filed if addressed and either delivered in person or mailed, postage fully prepaid, to the Administrative Committee. The Administrative Committee may, in its sole discretion, modify or waive any specified notice requirement; provided, however, that such modification or waiver must be administratively feasible, must be in the best interest of the Participant, and must be made on the basis of rules of the Administrative Committee that are applied uniformly to all Participants.

14.02     Restrictions on Assignment. The benefits provided hereunder are intended for the personal security of persons entitled to payment under the Program, and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or such Participant's Beneficiary or Beneficiaries may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void; neither shall any benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy. All of the provisions of this Section 14.02, however, are subject to Article VIII, and to withholding of any applicable taxes.

14.03     Participants' Rights. Establishment of the Program shall not be construed as giving any Participant the right to be retained in the Employers' service or employ, and nothing contained herein shall be construed in any way to limit or restrict the right of any Employer to discharge any employee regardless of whether such employee is a Participant or to change such employee's position or the basis or amount of such employee's compensation. Establishment of the Program shall not give any Participant the right to receive any benefits not specifically provided by the Program. A Participant shall not have any interest in the amounts credited to his Accounts until such Accounts are vested in accordance with the Program. All amounts credited to Accounts for a Participant under the Program shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use. With respect to amounts credited to an Account of a Participant, the Participant is merely a general creditor of the Employer; and the obligation of the Employer hereunder is purely contractual and shall not be secured in any way.

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14.04     Address for Mailing of Benefits. Each Participant entitled to benefits hereunder shall file with the Administrative Committee from time to time in writing such Participant's post office address and each change of address. Any check representing payment hereunder and any communication addressed to a Participant, an Employee or Beneficiary, at such person's last address filed with the Administrative Committee, or if no such address has been filed, then at such person's last address as indicated on the records of an Employer, shall be deemed to have been delivered to such person on the date on which such check or communication is deposited, postage prepaid, in the United States mail.

14.05     Unclaimed Account Procedure. The Administrative Committee shall not be obliged to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Administrative Committee, by certified or registered mail addressed to such Participant's or Beneficiary's last known address, shall notify the Participant or Beneficiary that such Participant or Beneficiary is entitled to a distribution under this Program.

ARTICLE XV

ADMINISTRATION OF THE PROGRAM

15.01     Appointment of Administrative Committee. The administration of the Program will be the responsibility of the Administrative Committee, which shall mean the Compensation Committee of the Board of Directors of the Company. For Participants other than Covered Officers, the Administrative Committee may delegate the administration of the Program to the Chief Executive Officer of the Company or such other person(s) as shall be appointed by the Compensation Committee of the Board of Directors of the Company. The Administrative Committee shall have the sole power, duty and responsibility for directing the administration of the Program in accordance with its provisions.

15.02    Compensated Expenses of the Administrative Committee. The members of the Administrative Committee shall serve without compensation for their services as such, but the reasonable and necessary expenses of the Administrative Committee shall be reimbursed by the Company.

15.03    Secretary and Agents of the Administrative Committee. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such officers and employees of the Company and such agents and such clerical and other administrative personnel as reasonably may be required for the purpose of administering the Program. Such administrative personnel shall carry out the duties and responsibilities assigned to them by the Administrative Committee.

15.04	Actions of Administrative Committee.

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15.04(1)    A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business, and shall have full power to act hereunder. Action by the Administrative Committee shall be official if approved by a vote of a majority of the members present at any official meeting. The Administrative Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of all of the members. Any written memorandum signed by the Chief Executive Officer of the Company, or any other member of the Administrative Committee, or by any other person duly authorized by the Administrative Committee to act, in each case when acting within the authority granted by the Program, in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted in open meeting.

15.04(2) A member of the Administrative Committee may not vote, in his or her capacity as an Administrative Committee member, or decide upon any matter relating solely to him or her or vote on any case in which his or her individual right or claim to any benefit under the Program is specifically involved.

15.04(3) The Administrative Committee shall maintain written records of its actions, and as long as such written records are maintained, members may participate and hold a meeting of the Administrative Committee by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other. Participation in such a meeting constitutes presence in person at such meeting.

15.05     Authority of Administrative Committee. The Administrative Committee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Program and shall have the authority to control and manage the operation and administration of the Program. In order to effectuate the purposes of the Program, the Administrative Committee shall have the power and discretion to construe and interpret the Program, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Program, and to make equitable adjustments for any mistakes or errors made in the application of the Program. All such actions or determinations made by the Administrative Committee, and the application of rules and regulations to a particular case or issue by the Administrative Committee shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Program and in exercising its power under provisions requiring Administrative Committee approval, the Administrative Committee shall attempt to ascertain the purpose of the provisions in questions and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Administrative Committee is authorized to determine all questions with respect to the individual rights of all Participants and then Beneficiaries under this Program, including, but not limited to, all issues with respect to eligibility, valuation of Accounts, and level of Company contributions subsequent to the first Program Year.

15.06     General Administrative Powers. The Administrative Committee shall have authority to make, and from time to time revise, rules and regulations for the administration of the Program.

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ARTICLE XVI

AMENDMENT OF THE PROGRAM

The Company reserves the right to amend the Program at any time and from time to time provided that a copy of any such amendment is delivered to all Participants and/or Beneficiaries following the adoption of the amendment. However, no amendment or modification shall, without the consent of a Participant or Beneficiary, adversely affect such Participant or Beneficiary's rights with respect to amounts previously credited to his or her Accounts under the Program at the time of such amendment.

ARTICLE XVII

TERMINATION OF PROGRAM

The Company reserves the right to terminate the Program at any time; however, no termination shall, without the consent of a Participant or Beneficiary, adversely affect such Participant's or Beneficiary's rights with respect to amounts credited to his or her Accounts under the Program up to the time of termination. To the extent permitted under Code Section 409A, each Participant’s vested Accounts shall be distributed to the Participant in the form of a lump-sum payment as soon as administratively practicable following the termination of the Plan. If the lump-sum payments described in the preceding sentence are not permitted under Code Section 409A, each Participant’s account shall be distributed as rapidly as permitted under Code Section 409A.

ARTICLE XVIII

MISCELLANEOUS

18.01     Withholding. The Administrative Committee shall determine whether or not federal and state income tax withholding is required with respect to any distribution hereunder. The Company may withhold from any distribution under the Program any federal, state, or local income or employment tax that the Company reasonably determines to be due with respect to the distribution. The Company may deduct from the undistributed portion of a Participant’s Accounts any employment tax that the Company reasonably determines to be due with respect to the account under the Federal Insurance Contributions Act (FICA), and to pay the income tax withholding related to such FICA tax. Alternatively, the Company may require the Participant or Beneficiary to remit to the Company or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s Accounts. The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to the Accounts. In no event shall any Employer or the Committee be liable be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

18.02    Article and Section Headings. The titles or headings of the respective Articles and Sections in this Program are inserted merely for convenience and shall be given no legal effect.

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18.03     Unfunded Status of the Program. Any and all payments made to the Participant pursuant to the Program shall be made only from the general assets of the Company. All Accounts under the Program shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.

18.04     Compliance With Tax Deferral Requirements. The Program is intended, and shall be construed, to comply with the requirements of Code Section 409A. The Company does not warrant that the Program will comply with Code Section 409A with respect to any Participant or with respect to any payment, however. In no event shall any Employer or the Administrative Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Program’s failure to satisfy the requirements of Code Section 409A, or as a result of the Program’s failure to satisfy any other applicable requirements for the deferral of tax.

18.05     Applicable Law. THIS PROGRAM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW.

IN WITNESS WHEREOF, the Company has caused this Program to be executed by its duly authorized officers as of this 25th day of May, 2006.

COVENTRY HEALTH CARE, INC.

By:	/s/ Dale Wolf

Title:	Chief Executive Officer

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